University General Health System Announces Agreement With Rice University Athletics

HOUSTON, TX -- (Marketwire - September 06, 2012) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced the execution of an agreement between its wholly-owned subsidiary, Sybaris Group, Inc., and Rice University Athletics, whereby Sybaris has been selected as the official catering company for Rice Athletics.

"We are very pleased that our Support Services subsidiary, Sybaris Group, has been named the official caterer for the Athletics Department of such a respected and historic institution of higher learning as Rice University," stated Hassan Chahadeh, MD, Chairman and Chief Executive Officer of University General Health System, Inc. "Sybaris Group has been aggressively expanding its business model, and the outstanding food service provided by Sybaris is consistent with our commitment to the highest level of patient care throughout our expanding health care delivery system. Our relationship with Rice University will allow us to leverage the operating infrastructure that Sybaris has developed in the Houston metropolitan area."

About University General Health System, Inc.

University General Health System, Inc. is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers, two diagnostic imaging centers, three physical therapy clinics, a sleep clinic, and a Hyperbaric Wound Care Center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's Form 10-K, Form 10-Q and other periodic filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Donald Sapaugh
President
(713) 375-7557

Craig Allison
Investor Relations
(914) 630-7429

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com